CONSENT OF ROBERT MORRIS

In connection with NovaGold Resources Inc.’s registration statement on Form F-10 originally dated December 7, 2009, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Robert Morris, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “Geology and Resource Potential of the Copper Canyon Property” dated February 9, 2005 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

DATED: December 30, 2009

/s/ R Morris
Name: Robert Morris